Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-123435, 333-113086 and 333-104971) of Netopia, Inc. of our report dated December 14, 2005, relating to the consolidated financial statements and financial statement schedule, which appears in this Annual Report on Form 10-K.

/s/ Burr, Pilger & Mayer LLP

San Francisco, California

December 14, 2005